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                                                       Exhibit 11

           Electronic Retailing Systems International, Inc.
               Computation of Net Loss Per Common Share

                                                         Three  Months
                                                             Ended
                                                         March 31, 1996
                                                         --------------

Net loss                                                 ($2,327,000)

Dividends on Preferred Stock                                (231,000)

Net loss available to common shareholders                ($2,558,000)

Weighted average common shares outstanding                11,767,427

Net loss per common share                                     ($0.22)


Calculation of  weighted average shares outstanding
- ---------------------------------------------------

Shares issued and outstanding at 1/1/96                   11,748,232

Issuance of shares pursuant to stock option plan              19,195

Weighted average common shares outstanding                11,767,427





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